                       TRANSFER AGENCY SERVICES AGREEMENT



     THIS AGREEMENT is made as of December ____, 2001 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and AXA PREMIER FUNDS TRUST, a Delaware business trust (the "Fund").

                              W I T N E S S E T H:

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent with respect to its portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by written agreement among the parties (each, a "Portfolio"), and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.  AS USED IN THIS AGREEMENT:


     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto delivered by the

          Fund to PFPC. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d)  "CEA" means the Commodities Exchange Act, as amended.

     (e) "Custodian" shall mean [Chase], as custodian under the terms and conditions of the [Custody Agreement] between [Chase] and the Fund, or it successor, or any other custodian appointed by the Fund.

     (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (g)  "SEC" means the Securities and Exchange Commission.

     (h) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (i) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

     (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

     (a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

     (b)  A copy of the Fund's most recent effective registration statement;

     (c) A copy of the management agreement with respect to each Portfolio of the Fund;

     (d) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

     (e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

     (f) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio;

     (g) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

     (h) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC represents and warrants that it is in compliance with, and will continue to be in compliance with, all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder ("Applicable Law"). Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any Portfolio.

5.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement and Applicable Law. PFPC shall have no obligation to authenticate or otherwise confirm that the signature of an individual on any Written Instruction received by it from the Fund conforms to the signature of such individual as set forth in the Authorized Persons Appendix.

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions.

6.   RIGHT TO RECEIVE ADVICE.

     (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of
          PFPC).

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives in writing from counsel, PFPC may rely upon and follow the advice of counsel, provided that PFPC believes, in good faith, that its acts or omissions to act are consistent with such written advice from counsel. In the event that PFPC so relies on the advice of counsel, PFPC shall remain liable for any action or omission on the part of PFPC which constitutes (i) willful misfeasance, bad faith, negligence or reckless disregard by PFPC of its duties, obligations and responsibilities under this Agreement or Applicable Law or (ii) a breach of this Agreement by PFPC.

     (d) Protection of PFPC. PFPC shall not be liable to the Fund for any action it takes or does not take in reliance in good faith upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or
          (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC otherwise constitutes (A) willful misfeasance, bad faith, negligence or reckless disregard by PFPC of its duties, obligations and responsibilities under this Agreement or Applicable Law or (B) a breach of this Agreement.

7. RECORDS; VISITS. PFPC shall keep such records as are specified in, and in the form and manner, and for such period, as are required by, the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Such records shall be deemed to be "Confidential Information" for the purposes of this Agreement. The records maintained by PFPC pursuant to this Section 7 shall be considered to be the property of the Fund and PFPC shall make such records available promptly upon request for inspection by representatives of the Fund's internal and external auditors and legal counsel, employees of the Fund, officers of the Fund and employees of the investment advisors or sponsor of the Fund or any of their affiliates designated by the Fund, as well as all federal, state and other regulatory agencies having jurisdiction over the Fund's activities, and such records shall promptly be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, in all forms and manner kept by PFPC on such date of termination or such earlier date as may be requested by the Fund. Any actual documented out-of-pocket expenses that PFPC incurs in connection with its compliance with the provisions of the foregoing sentence of this Section 7 shall be reimbursed to it by the Fund.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business and the business of its affiliates ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, or not generally known to the public, including, but not limited to, information about shareholders of the Fund, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, business practices, business records and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the past, present or prospective customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, improvements, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Each party hereby agrees not to disclose the Confidential Information of the other to any third party except to its employees or agents who (A) have a need to know such Confidential Information for the purpose of the performance of this Agreement and (B) agree not to use such Confidential Information other than for such purposes. Each party shall make its employees and agents aware of the restrictions and obligations of this paragraph.

     Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations to the extent that it: (a) is or becomes publicly known or available through no wrongful act of the receiving party;
     (b) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (c) is released by the protected party to a third party without restriction; or
     (d) has been or is independently developed or obtained by the receiving party. The recipient of Confidential Information may, if ordered to do so by a regulatory authority with jurisdiction over it or if it is required to be disclosed by such recipient under operation of law, court order or other valid legal process, disclose Confidential Information to such regulatory authority or in accordance with such law, court order or legal process, provided sufficient written notice is given to the other party to this Agreement prior to such disclosure to enable such other party to seek an order limiting or precluding such disclosure.

9. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions, at no additional cost to the Fund, in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all of its proprietary data bases, computer programs, screen formats, report formats, interactive design techniques, changes, modifications, enhancements, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund and in no event shall the Fund obtain any ownership rights therein. All aspects of PFPC's IMPRESSNet(R)Service will be owned by PFPC, except for trademarks of the Fund and its affiliates, which shall be the exclusive property of the Fund and its affiliates.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements for back-up facilities, equipment and software for use in case of loss of use of the primary facilities, equipment and software or part thereof used to provide services hereunder. In the event of such loss of use, PFPC shall, at no additional expense to the Fund, promptly exercise its rights under such agreements to minimize service interruptions. PFPC shall test such back-up arrangements at least annually during the term of this Agreement and, promptly after each such test, shall prepare a written report on the adequacy of such back-up arrangements and deliver a copy of such report to the Fund. [PFPC shall give the Fund at least ten (10) days' prior written notice of each such annual test and shall permit a representative of the Fund or its affiliates to observe the performance of the testing procedures.][OPEN ITEM] PFPC's obligations hereunder shall not be suspended during the period that such back-up facilities, equipment or software are in use. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC or its failure to provide adequate back-up facilities, equipment and software.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as set forth in that certain letter agreement, of even date herewith, executed by the parties (the "Fee Letter"). The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13.  INDEMNIFICATION BY THE FUND.

     (a) The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses (including, without limitation, reasonable attorneys' fees and disbursements), assessments, claims and liabilities, including liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, arising from (i) any action or omission to act which PFPC takes (a) in connection with the performance of its duties and obligations under this Agreement or (b) upon Oral Instructions or Written Instructions or (ii) the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares. Notwithstanding the foregoing, neither PFPC, nor any of its affiliates, shall be indemnified against, nor shall the Fund have any liability to PFPC for, any liability (or any expenses incident to such liability) (A) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement or Applicable Law, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, negligence or reckless disregard of such duties and obligations, or (B) which arises out of any act or omission to act by PFPC in breach of this Agreement.

     (b) Upon the assertion of a claim for which the Fund may be required to indemnify PFPC, PFPC shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with PFPC in the defense of such claim. PFPC shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify it except with the Fund's prior written consent.

14.  INDEMNIFICATION BY PFPC.

     (a) PFPC agrees to indemnify, defend and hold harmless the Fund and its affiliates from all taxes, charges, expenses, (including, without limitation, reasonable attorneys' fees and disbursements), assessments, claims and liabilities, including liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, arising from (i) PFPC's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement or Applicable Law or (ii) any breach of this Agreement by PFPC. Notwithstanding the foregoing, neither the Fund, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) (A) caused by the Fund's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement or (B) arising out of a breach of this Agreement by the Fund.

     (b) Upon the assertion of a claim for which PFPC may be required to indemnify the Fund, the Fund shall promptly notify PFPC of such assertion, and shall keep PFPC advised with respect to all developments concerning such claim. PFPC shall have the option to participate with the Fund in the defense of such claim. The Fund shall in no case confess any claim or make any compromise in any case in which PFPC may be required to indemnify it except with PFPC's prior written consent.

15.  RESPONSIBILITY OF PFPC; LIMITATION ON DAMAGES.

     (a) Responsibility of PFPC - General. PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein (including upon the receipt of Oral Instructions or Written Instructions) or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. Without limiting the provisions of Section 2 and Sections 16(n) and (o) of this Agreement, PFPC agrees that its shall exercise care and diligence in the performance of its duties hereunder and shall act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of (i) PFPC's failure to perform its duties under this Agreement or Applicable Law to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties or (ii) a breach of this Agreement by PFPC.

     (b) Limitations on Responsibility of PFPC. Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

     (c) Limitations on Damages Payable by Either Party. Notwithstanding anything in this Agreement to the contrary and subject to the provisions of Section 15(d) below, except for fees payable in accordance with the provisions of this Agreement and the Fee Letter and except for a liability arising out of breach of the provisions of this Agreement relating to Confidential Information, neither party shall be liable to the other under this Agreement, whether for breach of this Agreement, for the payment of indemnity obligations hereunder or otherwise, in an amount in excess of the greater of (i) one (1) year's fees payable in accordance with the provisions of this Agreement and the Fee Letter or (ii) $2,000,000 (Two Million Dollars) in the aggregate. In the event that the fees payable in accordance with the provisions of this Agreement and the Fee Letter vary during the one-year periods commencing on the date of this Agreement, then the amount in clause (i) of the previous sentence shall be equal to the greatest amount of fees payable in accordance with the provisions of this Agreement and the Fee Letter in respect of any such one-year period.

     (d) Limitations on Consequential Damages. Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special, incidental, punitive or indirect losses or damages which the other party, or its' affiliates may incur or suffer by or as a consequence of a party's or its' affiliates performance of it obligations hereunder, whether or not the likelihood of such losses or damages was known by the party or its affiliates.

     (e) Time Limitations on Actions. No party may assert a cause of action against either the Fund or PFPC or any of their respective affiliates that allegedly occurred more than 36 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

     (f) Duty to Mitigate Damages. Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (g) Limitation on Recovery. Notwithstanding anything else herein contained, as provided in the Fund's governing instrument, the debts, liabilities and obligations and expenses incurred in connection with PFPC's services with respect to a particular Portfolio shall be enforceable against the assets of such Portfolio only, and not against the assets of the Fund generally, any other Portfolio or any Trustee or shareholder of the Fund.

16.  DESCRIPTION OF SERVICES.

     (a)  Services Provided on an Ongoing Basis, If Applicable.

          PFPC's duties hereunder shall include the furnishing of the following services to the Fund and its shareholders:

          (i)    Calculate 12b-1 payments;

          (ii)   Maintain shareholder registrations;

          (iii) Review new applications and correspond with shareholders to complete or correct information;

          (iv)   Direct payment processing of checks or wires;

          (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

          (vi)   Countersign share certificates;

          (vii)  Prepare and mail to shareholders confirmation of activity;

          (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

          (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

          (x)    Provide periodic shareholder lists and statistics to the Fund;

          (xi)   Provide detailed data for underwriter/broker confirmations;

          (xii) Prepare periodic mailing of year-end tax and statement information;

          (xiii) Notify on a timely basis the investment adviser, accounting agent, and Custodian of fund activity; and


          (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

     (b) Services Provided by PFPC Under Oral Instructions or Written Instructions.

          (i)    Accept and post daily Share purchases and redemptions;

          (ii)   Accept, post and perform shareholder transfers and exchanges;

          (iii)  Pay dividends and other distributions;

          (iv)   Solicit and tabulate proxies; and

          (v) Issue and cancel certificates (when requested in writing by the shareholder).

     (c) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

          (i)    A purchase order;

          (ii)   Proper information to establish a shareholder account; and

          (iii) Confirmation of receipt or crediting of funds for such order to the Fund's Custodian.

     (d) Redemption of Shares. PFPC shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's Custodian. If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

          (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or


          (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

          When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

     (e) Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

     (f)  Shareholder Account Services.

          (i) Upon the receipt of Written Instructions, PFPC shall arrange, in accordance with the prospectus, for issuance of Shares obtained through:

               -    Any pre-authorized check plan; and

               - Direct purchases through broker wire orders, checks and applications.

          (ii) Upon the receipt of Written Instructions, PFPC shall arrange, in accordance with the prospectus, for a shareholder's:

               - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

               - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

               - Redemption of Shares from an account with a checkwriting privilege.

     (g) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

          (i)  Reports to shareholders;

          (ii) Confirmations of purchases and sales of Fund shares;

          (iii) Monthly or quarterly statements;

          (iv) Dividend and distribution notices;

          (v)  Proxy material; and

          (vi) Tax form information.

          In addition, PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

     (h) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

          (i) Name, address and United States Tax Identification or Social Security number;

          (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

          (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

          (iv) Any stop or restraining order placed against a shareholder's account;

          (v) Any correspondence relating to the current maintenance of a shareholder's account;

          (vi)  Information with respect to withholdings; and

          (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

     (i) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

          (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

          (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates and the Fund and its affiliates.

     (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal by the Fund of permission for a particular shareholder to inspect the Fund's stock records.

     (k) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

     (l) Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

         (i)   documentation of search policies and procedures;

         (ii)  execution of required searches;

         (iii) tracking results and maintaining data sufficient to comply wit the Lost Shareholder Rules; and

         (iv) preparation and submission of data required under the Lost Shareholder Rules.

          Except as set forth above, PFPC shall have no responsibility for any escheatment services.

     (m) Print Mail. In addition to performing the foregoing services, the Fund hereby engages PFPC as its print/mail service provider with respect to those items identified in the Fee Letter.

     (n) Reports. PFPC will provide the applicable periodic reports described in its Standard Product Reports Guide.

     (o) Service Level Agreement. The services described in this Section 16 shall be provided in accordance with the Service Level Agreement attached hereto as Exhibit B and made a part hereof.

17. INSURANCE. PFPC will at all times during the term of this Agreement maintain the following insurance policies issued by a qualified insurance carrier with a Best's rating of `A' or better, in at least the following minimum amounts: (i) a fidelity bond providing coverage for, among other things, employee dishonesty, loss of money/securities, and forgery, in the amount of at least $100 million, and (ii) a professional liability policy providing errors and omissions coverage in the amount of at least $10 million.

18.      DURATION AND TERMINATION.

         (a) This Agreement shall terminate on the third (3rd) anniversary of the date hereof, provided that it shall be automatically extended for successive one-year terms unless at least sixty
                  (60) days' prior to the third (3rd) anniversary of the date hereof or any successive anniversary date the Fund or PFPC has given written notice of its intent to terminate this Agreement, in which event this Agreement shall terminate on such anniversary date.

         (b) Notwithstanding the foregoing Section 18(a), either party may terminate this Agreement at any time if the other party shall breach a material provision of this Agreement and fails to cure such breach within thirty (30) days of receipt of notice from the other party providing details concerning such alleged breach.

         (c) Notwithstanding the foregoing Section 18(a), either party may terminate this Agreement if (i) the other party shall commence a voluntary case or proceeding under any bankruptcy law, consent to the entry of an order for relief against it in any involuntary case under any bankruptcy law, or consent to the appointment of a trustee, receiver or similar official under any bankruptcy law, or (ii) a court of competent jurisdiction shall enter an order or decree under any bankruptcy law (which order or decree is not dismissed within 120 days after the entry thereof) that grants creditors of the other party relief in an involuntary case, appoints a trustee, receiver or similar official for the other party, or orders the liquidation of the other party.

         (d) In the event of a termination of this Agreement, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses incurred by PFPC or the Fund, will be borne by the party giving the notice of termination, except to the extent that a party's termination of this Agreement is due to the breach of this Agreement by the other party, in which case the breaching party shall bear such costs.

19. NOTICES. All written notices or other communications hereunder (including Written Instructions) shall be in writing or by confirming telegram, cable, telex or facsimile sending device and shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; or (b) if to the Fund, at 1290 Avenue of the Americas, New York, New York 10104, Attention: ___________________, or to such address as either such party shall notify the other party of in a like manner. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. USE OF FUND'S NAME. PFPC shall not use the names of the Fund, its sponsor or any of their affiliates or the Portfolios in a manner not approved prior thereto, provided, however, PFPC may use without such approval its name in representative client lists which merely refer in accurate terms to the appointment of PFPC hereunder or which are required by the SEC or a state securities commission. PFPC shall not, without the prior written consent of the Fund's sponsor, use the trademarks, trade names or logos of the Fund's sponsor or any of its affiliates.

22. SECURITY. PFPC represents and warrants that, to the best of its knowledge, the various procedures and systems which PFPC has implemented with regard to safeguarding from loss or damage the Fund's blank check, records and other data and PFPC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are commercially reasonable.

23. REGISTRATION AS A TRANSFER AGENT. PFPC represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and covenants that it will remain so registered for the duration of this Agreement. PFPC agrees that it will promptly notify the Fund in the event of any material changes in its status as a registered transfer agent.

24. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund thirty (30) days prior written notice of such assignment or delegation, (ii) the delegate or assignee is registered and qualified under the 1934 Act to act as a transfer agent, (iii) the assignee or delegate agrees to comply with the terms of this Agreement and the relevant provisions of the Securities Laws, and (iv) PFPC and such assignee or delegate promptly provide such information as the Fund may reasonably request, and respond, to the reasonable satisfaction of the Fund, to such questions as the Fund may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes hereof.

27. IMPRESSNET.COM SERVICES. PFPC shall provide to the Fund the internet access services as set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit C may be amended from time to time.

28.      AUDIT.

         (a) The Fund, representatives of the Fund's auditors and legal counsel, and employees, and officers of the Fund or other persons designated by the Fund shall have the right from time to time to perform on-site audits at the facility of PFPC which do not result in an unreasonable disruption of the business of PFPC, such audits to include, but not be limited to, monitoring phone conversations (to the extent permitted by law) and reviewing correspondence and operating procedures as they relate to the provision of services under this Agreement. On-site audits are intended to permit the Fund, among other things, to assure itself that PFPC's system of internal accounting controls is adequate and shall be conducted in accordance with an audit program, the scope and frequency of which shall be agreed upon from time to time in good faith by the parties. Visits to PFPC's facility may take place only during business hours and upon request given to PFPC not less than two business days prior to the proposed date of audit, unless such notice is inconsistent with the objectives of the audit program. The Fund and such persons also may obtain a reasonable number of copies of records and accounts directly related to the services to be supplied hereunder by PFPC.

         (b) [PFPC shall provide the Fund with a report, which includes control objectives, in accordance with Statement on Auditing Standards No. 44, Paragraphs Nos. 42 through 46, "Special Purpose Reports on Internal Accounting Control at Service Organizations," as amended or replaced from time to time, issued by the American Institute of Certified Public Accountants, on PFPC's system of internal controls with respect to its shareowner accounting system. The report shall be prepared by PFPC's auditing firm annually, within sixty
                  (60) days of the end of the annual period covered by the report.]

29. FORCE MAJEURE. Notwithstanding anything in this Agreement to the contrary, in no event shall either party be liable for any loss if and to the extent such loss is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications, the internet or other equipment operated or controlled by such party.

30.      MISCELLANEOUS.

         (a) Entire Agreement. This Agreement (including the Exhibits, the Authorized Persons Appendix, the Fee Letter and the other documents referenced herein) embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) Changes that Materially Affect PFPC's Obligations. Prior to making any modifications to its registration statement or adopting any policies which, in either case, would materially and adversely affect PFPC's costs in performing its duties and obligations hereunder, the Fund will (i) notify PFPC in writing of such modifications or amendments, (ii) if requested by PFPC within ten (10) business days after such notification has been given, consult with PFPC regarding the increased costs to PFPC of, and/or the feasibility of PFPC, performing its duties and obligations hereunder in conformity with such modifications or amendments, and (iii) negotiate in good faith with PFPC adjustments to the fees payable to PFPC hereunder so that such fees, as so adjusted, will cover PFPC's verified cost increases as a result of performing its duties and obligations hereunder in conformity with such modifications or amendments.

         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) Governing Law. This Agreement shall be deemed to be a contract made in [Delaware or Massachusetts] and governed by [Delaware or Massachusetts] law, without regard to principles of conflicts of law.

         (e) Dispute Resolution. Any dispute or controversy arising out of or related to this Agreement or any breach thereof, or the termination of this Agreement, shall be settled in accordance with the procedures set forth in Exhibit D attached hereto and made a part hereof.

         (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                  PFPC INC.

                                  By:________________________________

                                  Title:______________________________



                                  AXA PREMIER FUNDS TRUST


                                  By:________________________________

                                  Title:______________________________

                           AUTHORIZED PERSONS APPENDIX




Name                                        Signature

______________________________              ______________________________

______________________________              ______________________________

______________________________              ______________________________

                                    EXHIBIT A



     THIS EXHIBIT A, dated as of ________________ , 2001, is Exhibit A to that certain Transfer Agency Services Agreement dated as of ___________________, 2001, between PFPC Inc. and AXA Premier Funds Trust.




                                   PORTFOLIOS


AXA Premier Large Cap Core Equity Fund
AXA Premier Large Cap Growth Fund
AXA Premier Large Cap Value Fund
AXA Premier Small/Mid Cap Growth Fund
AXA Premier Small/Mid Cap Value Fund
AXA Premier International Equity Fund
AXA Premier Technology Fund
AXA Premier Health Care Fund
AXA Premier Core Bond Fund
AXA Premier Money Market Fund

                                    EXHIBIT B
                             SERVICE LEVEL AGREEMENT

Telephones

To be measured on a quarterly basis, minimum of 300 calls offered.

     o The average speed of answering calls will be twenty (20) seconds or less

     o The abandonment rate for teleservicing calls will be five (5) percent or less (Calculation: calls abandoned over 20 seconds/calls offered)

     o The service level will be ninety percent (90%) or higher. The service level will be calculated by the number of calls answered after threshold plus the number of calls abandoned after the threshold multiplied by 100 and divided by the number of calls answered plus the number of calls abandoned. The threshold is defined as all calls answered after twelve (12) seconds.

Processing

The following standards will be met 95% of the time measured on a quarterly basis, minimum 50 items per standard measured.

     o New accounts in good order will be established on the PFPC System on the same day received

     o Shareholder transactions in good order will be processed on the PFPC System on the same say received

     o Correspondence will be completed within five (5) business days of receipt

     o Maintenance items in good order will be completed within five (5) business days of receipt

Print/Mail

The following standards will be met 95% of the time measured on a quarterly basis.

     o Daily confirmations will be mailed to Shareholders on Trade Date plus two (2) business days

     o    Check requests will be mailed to Shareholders on Trade Date plus two
          (2) business days

     o Quarterly statements will be mailed to Shareholders within five (5) business days from quarter end

                                    EXHIBIT C

                             IMPRESSNET(R) SERVICES

1. DEFINITIONS. Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit C:

     (a) "End-User" means any Shareholder that accesses the PFPC System via IMPRESSNet(R).

     (b) "End-User Data" means data generated as a result of an End-User's access of the hypertext link from the Fund Web Site to IMPRESSNet(R), and includes personal and Fund account information.

     (c) "Confidential Information" shall be as defined in Section 8 of the Agreement.

     (d) "Fund Web Site" means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNet(R).

     (f) "IMPRESSNet(R) Services" means the services identified in Section 2 hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing IMPRESSNet(R) via hypertext link from the Fund Web Site.

     (g) "Inquiry" means any access to the PFPC System via
IMPRESSNet(R)requested by an End-User which is not a Transaction.

     (h) "Internet" means the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

     (i) "IMPRESSNet(R)" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Funds Web Site through the World Wide Web, whereby the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

     (j) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

     (k) "Transaction" shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User, provided that broker-dealer back office operations will not be permitted to initiate Transactions.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Exhibit C and the Agreement, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

     (a) all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IMPRESSNet(R) to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to request Inquiries and initiate Transactions;

     (b) at least one consistent return hypertext link from IMPRESSNet(R) to a page within the Fund Web Site designated by the Fund, which shall be displayed subject to the mutual agreement of the parties;

     (c) at the Fund's expense, and with the Fund's approval, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of IMPRESSNet(R) Services;

     [(d) PFPC shall prepare and process new account applications received through IMPRESSNet(R) from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

               (i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House;

               (ii) the ACH prenote process will be waived and the ACH status will be set to active;

               (iii) the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process

               (iv) the maximum permitted initial purchase amount shall
               be [$   ].]

     (e) the set up of personal identification numbers ("PIN's"), as described in the IMPRESSNet(R) Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, resetting and activation of personalized PIN's and reissuance of new PIN's in the case of lost PIN's;

     (f) installation services, which shall include reviewing and approving the Fund's network requirements, recommending a method of establishing (and, as applicable, cooperating with the Fund to implement and maintain) a hypertext link between IMPRESSNet(R) and the Fund Web Site and testing the network connectivity and performance;

     (g) the establishment of systems to guide, assist and permit End-Users who access IMPRESSNet(R) from the Fund Web Site to electronically perform Inquiries and create and transmit Transaction requests to PFPC;

     (h) delivery to the Fund of one (1) copy of the PFPC IMPRESSNet(R)Product Guide, as well as all updates thereto on a timely basis;

     (i) delivery of monthly billing reports to the Fund, which shall include reports of Inquiries and Transactions processed on a monthly basis;

     (j) a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and shall establish, monitor and verify firewalls and other security features in a commercially reasonable manner and shall exercise commercially reasonable efforts to maintain the security and integrity of the PFPC Web Site and the End-User Data, in accordance with the Fund's specifications;

     (k) maintenance of all on-screen disclaimers, including, without limitation, copyright, trademark and service mark notifications provided by the Fund to PFPC in writing from time to time, and all "point and click" features of the PFPC Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

     (l) monthly site visitation (hit reports) and other information regarding End-User activity under this Agreement, and as agreed by PFPC and the Fund from time to time;

     (m) monitoring of the telephone lines involved in providing
IMPRESSNet(R)Services and shall inform the Fund promptly of and correct any malfunctions or service interruptions;

     (n) periodic scanning of its Internet interfaces and IMPRESSNet(R)for viruses and shall promptly remove any such viruses located thereon;

     (o) maintenance and support of IMPRESSNet(R), which shall include providing error corrections, minor enhancements and interim upgrades to IMPRESSNet(R) made generally available to IMPRESSNet(R) customers and providing help desk support during the hours of 7:00 a.m. - 7:00 p.m., Eastern Standard Time, Monday through Friday, and 7:00 a.m. - 5:00 p.m., Eastern Standard Time, on Saturday (other than down-time during such hours for scheduled maintenance) to assist Fund employees and End Users in furtherance of the Fund's use of IMPRESSNet(R);

     Maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet(R) clients, as determined solely by PFPC; or
(ii) maintenance of customized features; and

     (p) access to IMPRESSNet(R) by End-Users via a logon I.D. and PIN twenty-four (24) hours per day, each day of the year (excluding down time for routine maintenance), which shall be secured and protected from unauthorized use by commercially reasonable means, including Secure Sockets Layer (SSL) encryption technology.

     (q) the Fund recognizes and acknowledges that (i) End User's Web Browser and ISP must support SSL encryption technology; and (ii) PFPC will not provide any software for access to the Internet; software must be acquired from a third party vendor.

3. FUND RESPONSIBILITIES. Subject to the provisions of this Exhibit C and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

     (a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain hypertext links to IMPRESSNet(R);

     (b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IMPRESSNet(R)Services;

     (c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

     (d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNet(R) Services, including the Fund's privacy policy and user agreement, and disclaimers and other information reasonably requested by PFPC; and

     (e) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNet(R) and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.

4. STANDARDS OF CARE FOR INTERNET SERVICES. Notwithstanding anything to the contrary contained in the Agreement, although PFPC shall comply with the standard of care specified in the Agreement and above in providing IMPRESSNet(R) Services, PFPC shall not be obligated to ensure or verify the accuracy or the transmission of any Inquiry or Transaction request not actually received by PFPC due to circumstances beyond the reasonable control of PFPC. The Fund shall advise End-Users to promptly notify the Fund or PFPC of any errors or inaccuracies in End-User Data or information transmitted via IMPRESSNet(R) Services, so that PFPC may take steps to promptly correct such End-User Data or transmittal.

5. ADDITIONAL FEES FOR IMPRESSNET(R)SERVICES. As consideration for the performance by PFPC of IMPRESSNet(R) Services, the Fund will pay the fees set forth in a separate fee letter as agreed between the parties from time to time.

6. PROPRIETARY RIGHTS.

         (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit C. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of this Exhibit C and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, modify, create derivative works of, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

     (b) The Fund Web Site and IMPRESSNet(R) may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks, tradenames, logos and trade dress that is the property of the other party (collectively, "Intellectual Property"). Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. During the term of this Agreement, each party grants to the other a non-exclusive, non-sublicensable, non-transferable, royalty-free license to reproduce, display, distribute, perform and publicly and digitally use the other party's Intellectual Property, and any and all rights contained therein, on each party's respective web site, provided such use is necessary for the parties to perform as contemplated in this Agreement. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party and shall indemnify the other party and its affiliates for breach of this warranty.

     (c) Each of the parties acknowledges and agrees that the Fund will solely and exclusively own all right, title and interest in and to any End-User Data collected at the Fund Web Site or IMPRESSNet(R). PFPC's use of any End-User's Data shall at all times be limited to providing the services contemplated in this Agreement to that End User. PFPC and its affiliates shall comply with all applicable privacy laws and regulations. Neither PFPC nor any of its affiliates shall distribute, sell, rent, transfer or otherwise disclose End-User Data to third parties without the prior written consent of the Fund, except as necessary to third parties providing services relating to IMPRESSNet(R). PFPC further shall cause such third party service providers to be subject to written agreements establishing the same restrictions on the sale, transfer, use, rent or disclosure of End-User Data and compliance with applicable privacy laws and regulations.

7. REPRESENTATION AND WARRANTY. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNet(R) or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

8. LIABILITY LIMITATIONS; INDEMNIFICATION.

     (a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable for any functions or malfunctions of the Internet beyond the reasonable control of either party, provided that the Fund shall not be liable for, and shall be indemnified by PFPC for, any claims of End-Users relating to viruses, system failures or other interruptions of IMPRESSNet(R) Services due to the conduct of PFPC or its third party service providers. Each party agrees the other shall not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IMPRESSNet(R) Services unless such party breached the standard of care specified herein or the terms hereof with respect to such third party acts or omissions.

     (b) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2, 3, 4, AND 6 AND TO THE EXTENT LIMITED BY LAW, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT C ARE PROVIDED "AS-IS" ON AN "AS-AVAILABLE" BASIS, AND PFPC AND THE FUND HEREBY SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9. MISCELLANEOUS.

     (a) Independent Contractor. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IMPRESSNet.comR by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to
Section 101 of the Copyright Act.

     (b) Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit C and the Agreement, this Exhibit C shall control as to IMPRESSNet.com(R) Services.

     (c) Compliance with Law. Each Party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

                                    EXHIBIT D


                          DISPUTE RESOLUTION PROCEDURES


As provided in the Agreement, the following procedures shall be used to resolve any controversy or claim ("Dispute"). If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

MEDIATION

A Dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration Association ("AAA") or JAMS/EnDispute at the request of a party. Any mediator so designated must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the Dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the Dispute. No recording or transcript shall be made of the mediation proceedings.

Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

ARBITRATION

If a Dispute has not been resolved within ninety (90) days after written notice of the commencement of the mediation process (or a longer period, if the parties agreed to extend the mediation), the mediation shall terminate and the Dispute will be settled by arbitration The arbitration will be conducted in accordance with the procedures in this document and the Commercial Arbitration Rules of the AAA ("AAA Rules"). In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the Dispute, to be selected as provided in the AAA Rules. Any issue concerning the extent to which any Dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federation Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

Unless otherwise provided in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award
(i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damage, and the parties expressly waive their right to obtain such damages in the arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.